UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2021

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38322	81-0438093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 806 New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800-320-1911

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 25, 2021, FTE Networks, Inc. (the “Company”) received an email from GS Capital Partners, LLC (“GS Capital”), purporting to serve as notice of acceleration of a certain 6% convertible redeemable note dated March 10, 2020 in the principal amount of $1,800,000 (the “Note”) due to the Company’s failure to file its Exchange Act reports within the time prescribed in the Note. The Notice also includes a demand by GS Capital for immediate payment of the Note’s outstanding principal and interest of $1,980,638.36. If GS Capital enforces payment of the Note through judicial means, it would have a material adverse effect on the Company’s financial condition and the Company’s ability to continue to operate. The Company still hopes to reach an amicable resolution to this matter; however, there can be no assurances that the Company’s efforts will be met with success.

Item 8.01	Other Events

On January 25, 2021, the Company was notified that an amended judgment in the amount of $2,989,390 (inclusive of fees and interest) was entered in favor of St. George Investments LLC (“St. George”) in connection with a dispute arising out of a convertible promissory note that was issued to St. George without the requisite corporate authority by members of prior management. As previously disclosed by the Company on June 9, 2020, an arbitrator granted St. George’s motion for partial summary judgment and awarded St. George a $2,700,000 million award despite the existence of genuine issues of material fact.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FTE NETWORKS, INC.
(Registrant)

Date: January 29, 2021		/s/ Michael P. Beys
	Name:	Michael P. Beys
	Title:	Interim Chief Executive Officer

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